Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Smithway Motor Xpress Corp.


We consent to incorporation by reference in the Registration Statements (No. 333-10249, 333-10251, and 333-21253) on Form S-8 of Smithway Motor Xpress Corp. of our report dated February 14, 1997, relating to the consolidated balance sheets of Smithway Motor Xpress Corp. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, non-redeemable common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Smithway Motor Xpress Corp.


                                               /s/ KPMG Peat Marwick LLP
                                               --------------------------------
                                               KPMG Peat Marwick LLP


Des Moines, Iowa
March 27, 1997
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